Exhibit 99.3

SPENCER L. SCHNEIDER, Esq.
1 1 1 Broadway, Suite 1203A
New York, NY 10006
2 1 2-‐267-‐6900
spencer@stilwellgroup.com

                      February 16, 2012

Dear Victor:

Here are the circumstances surrounding my resignation. In my opinion, something is rotten in Renton.

In the past, the board and management lost over $130 million in shareholder money and led the Company to come under regulatory order. From 2008-2010, while handing staggering losses to the owners, you were compensated over $3.7 million. So, when I agreed to come on the board, I did it with the assumption that management and the board wanted to turn over a new leaf and put the best interests of the Bank and its shareholders first. But after just five weeks, I can see that there has been no change of mind.

The directors and management ought to be grateful they have not been sued by shareholders, yet you maintain a “director emeritus program”that pays shareholder money to retired directors for up to $150,000 for doing absolutely nothing (with payments continuing after death). Your corporate culture is unprofessional, pompous, sneaky, wasteful, stubborn, and moronic. The intentional distortion of previous board meetings minutes is also unacceptable.In my opinion, coming up with a pretense to give every director a brand new Apple iPad is wrong.The board is so set in its ways that the suggestion to change the location of the annual mee ting from a rented theatre to the bank’s spacious offices to save money was unanimously voted down with the absurd claim, among others, that there wasn't enough parking (the bank has 4 parking lots). The Company seems to have 2 of everything: 2 buildings, 2 receptionists at 2 stations, 2 plaques on the outside of each building listing the directors’ names, and 2 ornate board rooms bigger than I’ve ever seen anywhere.

At yesterday’s meeting, I urged the board to consider and approve 3 items, symbolic that the board is headed in a new direction. I asked the board to: (a) terminate the director emeritus program; (b) remove the directors’ photographs from the executive suite walls (this is not a country club or an English manor); and (c) serve only hard candy at the upcoming annual meeting (to symbolize the Company’s austerity). I left the boardroom to allow candid deliberation. In about 20 minutes, I was called back and informed that the board rejected each proposal. At that point, I resigned.

As you are required, this correspondence must be filed along with the Form 8-K disclosing my resignation. Furthermore, as you are required, I must be provided with a copy of the Form 8-K disclosure prior to its release and be afforded an opportunity to furnish a letter stating whether I agree or disagree with its statements.

Sincerely,

/s/ Spencer L. Schneider

Spencer L. Schneider

Mr. Victor Karpiak
  Chief Executive Officer and Chairman
    First Financial Northwest, Inc.
      201 Wells Avenue South
        Renton, WA 98057-2131

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